Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks Public Relations

Gregory Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS, INC. RECEIVES NASDAQ NOTICE

REGARDING DELAYED FILING OF FORM 10-K

Company to Request Hearing

SANTA CLARA, Calif. – Sept. 27, 2006 – Extreme Networks, Inc. (Nasdaq: EXTR) announced that on September 22, 2006 it received a Nasdaq Staff Determination stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely filed its report on Form 10-K for the fiscal year ended July 2, 2006 and, therefore, that its common stock is subject to delisting from The Nasdaq Global Market.

The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Delisting will be stayed pending a decision by the hearing panel. There can be no assurance that the panel will grant the Company’s request for continued listing.

As previously announced, Extreme Networks, Inc. has delayed filing its Form 10-K report pending the completion of a review of its stock option practices being conducted by a special committee of its Board of Directors. The Company plans to file its Form 10-K report as soon as practicable following the conclusion of the review.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility, and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.